Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this the Registration Statement on Form S-4 of Proof Acquisition Corp I of our report dated August 10, 2023, except for the Revision paragraph of Note 2, as to which the date is October 20, 2023, with respect to our audits of the financial statements of Volato, Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, which is included in Amendment No. 4 to the Registration Statement on Form S-4 (No. 333-274082) of Proof Acquisition Corp I.  Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in Amendment No. 4 to the Registration Statement on Form S-4 (No. 333-274082) of Proof Acquisition Corp I.

Rose, Snyder & Jacobs LLP

Encino, California
November 30, 2023